Sheet1

Merrill Lynch Series Fund, Inc.
Series Number: 1
File Number: 811-3091
CIK Number: 319108
Money Reserve Portfolio
For the Period Ending: 12/31/2000

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the year ended December 31, 2000.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

02/09/2000	$15,000	Student Loan Marketing	5.00%	08/23/2001
03/10/2000	10,000	Federal National Mtg Assoc.	5.00	09/17/2001
09/06/2000	4,000	Student Loan Marketing	5.00	03/18/2002

Last Updated on 02/27/2001
By Win95 User